Exhibit 99.1

THE HOME DEPOT DECLARES SECOND QUARTER DIVIDEND OF 22.5 CENTS;

NAMES ARMANDO CODINA TO ITS BOARD OF DIRECTORS

ATLANTA, August 16, 2007 — The Home Depot®, the world’s largest home improvement retailer, today announced that its board of directors declared a second quarter cash dividend of 22.5 cents per share.  The dividend is payable on September 13 to shareholders of record on the close of business on August 30.

This is the 82nd consecutive quarter the Company has paid a cash dividend and reflects the board’s continued commitment to creating shareholder value.  Since 2002, the Company has returned $20.6 billion to shareholders through $4.1 billion in dividends paid and $16.5 billion in share repurchases.  Since the inception of its share repurchase program in 2002, the Company has repurchased 454 million shares, which is 19 percent of its outstanding shares.

New Board Member

The Home Depot today announced the appointment of Armando Codina, 60, to its board of directors.  Mr. Codina is the President and CEO of Flagler Development Group, a commercial real estate firm in Florida which is a subsidiary of Florida East Coast Industries, Inc. (FECI).  FECI was acquired in July of this year by funds managed by Fortress Investment Group LLC, a leading global alternative asset manager with approximately $36 billion in assets under management.  At the time of the acquisition, Mr. Codina was the largest private shareholder of FECI, having sold his 26-year-old predecessor firm, the Codina Group, to FECI in April 2006.  Prior to establishing the Codina Group, Mr. Codina was president of Professional Automated Services, Inc., a firm created in 1970 to provide data processing services to physicians.

“We are extremely pleased to have a business leader and entrepreneur of the caliber of Armando Codina join our board of directors,” said Frank Blake, chairman & CEO of The Home Depot. “He brings enormous financial, operational and strategic expertise to the board and to our business.”

With today’s appointment, The Home Depot’s board consists of 12 members, with 11 of them being outside directors.

The Home Depot® is the world’s largest home improvement specialty retailer, with 2,202 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, 10 Canadian provinces, Mexico and China. In fiscal 2006, The Home Depot had sales of $90.8 billion and earnings of $5.8 billion. The Company employs approximately 364,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index.

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For more information, contact:
Financial Community	News Media
Diane Dayhoff	Paula Drake
Sr. Vice President of Investor Relations	Sr. Public Relations Manager
770-384-2666	770-384-3439
diane_dayhoff@homedepot.com	paula_drake@homedepot.com